UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 2, 2009

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 West Wacker Drive Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                  Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on February 6, 2009.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the current global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 as well as our other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: January 2009

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through December 30, 2008. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington
Chicago, IL 60606

Revenue Composition

1.              We would be grateful if you could give us data regarding your rev growth - org rev growth %, M&A contribution %, forex contribution % annually for the last 10 years.

We began tracking this breakdown more systematically beginning about five years ago, so we can give you data starting in 2003 (shown in the table below). Although we don’t have specific data on the years spanning 1984 through 2002, the bulk of our revenue growth over that period was organic. We completed only a few smaller acquisitions prior to 2003, and because our non-U.S. revenue made up less than 10% of revenue, foreign currency translations weren’t a significant factor, either.

($mil)	2003	% of total	2004	% of total	2005	% of total	2006	% of total	2007	% of total	2008 (through 9/30)	% of total
Consolidated revenue	$139.5	100.0	$179.7	100.0	$227.1	100.0	$315.2	100.0	$435.1	100.0	$383.2	100.0
Less:acquisitions	(2.1)	(1.5)	(2.4)	(1.3)	(2.4)	(1.1)	(36.4)	(11.5)	(44.2)	(10.2)	(20.7)	(5.4)
Less: impact of foreign currencies	(1.7)	(1.2)	(1.9)	(1.1)	(0.7)	(0.3)	(0.8)	(0.2)	(3.8)	(0.8)	(5.6)	(1.5)
Organic revenue	$135.7	97.3	$175.4	97.6	$224.0	98.6	$278.0	88.2	$387.1	89.0	$356.8	93.1

Note: Organic revenue, which we define as consolidated revenue excluding acquisitions and foreign currency translations, is considered a non-GAAP financial measure. This non-GAAP measure may not be comparable to similarly titled measures reported by other companies. We present organic revenue because we believe it helps investors better compare our period-to-period results. The table above reconciles organic revenue to the nearest comparable GAAP measure.

Revenue from Acquisitions

2.              What were the recent acquisitions and what were their contributions to the P&L for the past few quarters?  When does Hemscott anniversary and Ibbotson?

We completed our acquisition of Hemscott on Jan. 9, 2008 and our Ibbotson acquisition on March 1, 2006; so Hemscott will become part of our organic revenue stream on Jan. 8, 2009 and Ibbotson had its anniversary on March 1, 2007.

The table below summarizes the acquisitions we completed in 2007 and 2008:

Acquisition	Description	Date Completed	Purchase Price
InvestData (Proprietary) Limited	Leading provider of fund information in South Africa	12/29/08	Not disclosed

Tenfore Systems Limited	Global provider of real-time market data and financial data workstations based in the United Kingdom	12/17/08	13.5 million pounds sterling in cash, or approximately U.S.$21.0 million*

10-K Wizard	Leading provider of SEC EDGAR (Electronic Data Gathering, Analysis, and Retrieval) filing research and alert services	12/04/08	$12.5 million*

Fundamental Data Limited	Leading provider of data on closed-end funds in the United Kingdom	10/02/08	11 million pounds sterling, or approximately U.S.$19 million*

Financial Computer Support, Inc.	Leading provider of practice management software for independent advisors	09/02/08	$4.9 million

Hemscott data, media, and investor relations Web site businesses

U.K.-based operation providing more than 20 years of comprehensive fundamental data on publicly listed companies in the United States, Canada, the United Kingdom, and Ireland; free and paid investment research sites and data

		01/09/08	$51.3 million

services; online investor relations and corporate communications services in the United Kingdom

Mutual fund data business from Standard & Poor’s	Leading provider of fund data and products in London, Frankfurt, Paris, Madrid, Sydney, Tokyo, Hong Kong, and the United States	03/16/07	$58.0 million

*subject to post-closing adjustments

We don’t disclose the earnings impact of acquisitions, but we do report combined revenue from acquisitions. The table below shows the source of our revenue increases, including acquisitions, organic revenue, and the impact of changes in exchange rates, for the past eight quarters:

($000)	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008
Consolidated revenue	$87,037	$95,447	$109,685	$111,859	$118,116	$125,444	$132,237	$125,505
Less: revenue from acquisitions	(13,619)	(12,154)	(13,002)	(10,208)	(8,862)	(11,098)	(4,876)	(4,732)
Less: impact of foreign currencies	(461)	(397)	(552)	(875)	(1,984)	(2,281)	(3,085)	(271)
Organic revenue	$72,957	$82,896	$96,131	$100,776	$107,270	$112,065	$124,276	$120,502

Note: Organic revenue, which we define as consolidated revenue excluding acquisitions and foreign currency translations, is considered a non-GAAP financial measure. This non-GAAP measure may not be comparable to similarly titled measures reported by other companies. We present organic revenue because we believe it helps investors better compare our period-to-period results. The table above reconciles organic revenue to the nearest comparable GAAP measure.

Acquisition Strategy

3.              You’ve invested more than $50 million so far this year in acquisitions. Can you give us some insight into what kind of hurdle return rates you used in weighing these deals and which are going to be accretive in 2009 and how these deals balance near-term financial impact, cost of capital, and long-term strategic value?

Because we manage our company for the long term, we focus more on portfolio value and long-term value creation than near-term financial impact when evaluating potential acquisitions. We complete detailed financial models for acquisition candidates that reflect an estimated discount rate for the expected future cash flows and a projected return on investment. When making acquisitions or other investments, we try to maximize the long-term return on our investment relative to other opportunities, including funding internal growth or using our cash in other ways, such as share buybacks or dividends.

Proprietary Content, Data, Tools, and Functionality for Major Products

4.              Would you specify some of the differences in data, content, tools and functionality provided in your products: Morningstar.com, Principia, US Advisor Workstation, Morningstar Direct for institutional clients? Also what extra information can a Premium subscriber access on your website compared to a registered user? What examples of proprietary content do you offer in each of these segments?

The table below summarizes some of the differences between these four products, as well as the proprietary content in each of them:

Product	Morningstar.com Premium Membership	Principia	Advisor Workstation	Morningstar Direct
Description	Destination site for independent analysis and	CD-ROM- or DVD-based investment	Enterprise Edition: Modular Web-based	Global Web-based investment research

	timely data	research and portfolio analytics software	investment research and planning platform for brokerage or clearing firms and their affiliated advisors Office Edition: Web-based practice management platform for independent financial advisors	platform for selecting, developing, and analyzing investments

Audience	Individual investors	Financial advisors (mainly independent)	Financial advisors (independent and affiliated)	Asset management firms and other institutions

Data universes	Stocks, U.S. mutual funds, hedge funds, ETFs, closed-end funds, 529 plans, market indexes	Stocks, U.S. mutual funds, closed-end funds, ETFs, VA/L subaccounts and policies, separate accounts (available as separate modules or a combined package)

U.S. open-end mutual funds, closed-end funds, ETFs, variable annuity/life subaccounts and policies, stocks, U.S. separate accounts, global hedge funds, offshore funds, extensive series of investment indexes

All Morningstar investment universes, including stock ownership at the portfolio and security levels and an extensive series of investment indexes

Proprietary content and tools

• Stock analyst reports: insights and opinions on 2,000 companies, including our analyst-driven fair value estimates

• Premium Stock and Fund Screeners

• Fund analyst reports: opinions on the strategies, portfolios, and performance of 2,000 mutual funds and nearly 300 exchange-traded funds

• Stewardship Grades, which help investors identify mutual funds that are shareholder-friendly

• Hedge Fund data reports with in-depth data coverage on 6,000 hedge funds, including performance and risk measures, for qualified investors

• Fund Analyst Picks, a hand-selected list of recommended funds in more than 60 investment categories

• Portfolio X-Ray: allows investors to analyze their portfolios’ asset allocation, sector weighting, stock style and type, and

• Planning tools including risk assessment, asset allocation, a Monte Carlo-based Multi Goal Planner, and the efficient frontier

• Advanced portfolio construction capabilities

• Series of FINRA-reviewed sales and proposal tools

Enterprise Edition:

• Planning tools including risk assessment, asset allocation, and a Monte Carlo-based Multi Goal Planner

• Client management portal

• Advanced portfolio construction capabilities

• Extensive series of reports, including Portfolio Snapshot

• Series of FINRA-reviewed sales and proposal tools

• Presentation library and presentation builder tool

Office Edition - same functionality as above, plus:

• Investment policy statements

• Consolidated account statements

• Portfolio accounting and reporting tools

• Historical portfolio data

• Ability to customize data points and create custom peer analysis

• Extensive competitive analysis and style analysis tools

• Ability to deconstruct the Morningstar Rating and Morningstar Style Box for a specific fund

• Access to hedge fund commentary as well as all other analyst reports

• Ability to create reports such as style and peer analysis

• Report builder tools

• Exporting capabilities for presentations

international exposure • Access to other Morningstar proprietary tools, including Stock Intersection, Asset Allocator, Risk Analyzer, Trade Analyzer, Cost Analyzer, and Similar Funds	• Practice management tools, including tasks, e-mail, and appointments • Document archive, batch reporting, and permission control

The document at the link below contains a more detailed comparison of features for Morningstar Direct, Morningstar Advisor Workstation, and Morningstar Principia:

http://global.morningstar.com/productcapabilities

Proprietary Content, Barriers to Entry, and Market Share

5.              What is the proprietary content, barriers to entry and market shares in each of the key segments - Morningstar.com, Principia, US Advisor Workstation, Morningstar Direct for institutional clients?

For all four of these products, our response to the previous question provides a good summary of the proprietary content. In all areas of our business, there are no regulatory barriers or other structural factors that would prevent other companies from starting competing products or services. That said, we believe that Morningstar is a “wide-moat” business and has a number of competitive advantages that other companies would find difficult to replicate.

For Morningstar.com, we believe our depth and breadth of coverage give us an edge. As mentioned in our response to the previous question, we currently provide analyst coverage on 2,000 stocks, 2,000 mutual funds, and nearly 300 exchange-traded funds. We believe our thought leadership in independent research creates a competitive advantage, as does our extensive database coverage and proprietary tools. We don’t have specific information to disclose on market share for any of our products, but we believe that Morningstar.com ranks as the second-largest paid premium investment site (following WSJ.com).

For Principia, we believe that our access to Morningstar’s extensive data and proprietary statistics helps differentiate us from competitors. In addition, we believe our large installed base and understanding of financial advisors’ needs gives us a competitive advantage. We have historically had good penetration in the advisor market with this product, although we’ve recently seen more advisors migrating to Web-based platforms (including Morningstar Advisor Workstation).

With Advisor Workstation, we believe the switching costs for advisor software are relatively high. Morningstar’s proprietary data, large installed base of financial advisors and knowledge of advisors’ needs, expertise in software and Web development, global data coverage, and proprietary tools such as Ibbotson’s asset allocation methodologies also create an advantage. We currently have a strong market share in the United States with Advisor Workstation, but we see additional room to expand by expanding the amount of functionality licensed and selling to more advisory firms outside the United States.

For Morningstar Direct, we believe Morningstar’s proprietary analytical tools and extensive data coverage, including holdings-based portfolio data, helps differentiate us from other institutional software providers. In addition, the global nature of the software allows us to expand existing client relationships to new markets around the world. While there are alternative providers for institutional software, we believe the value of an integrated global data and software platform gives us an edge. Morningstar Direct currently has a smaller market share compared with other institutional software platforms, but has grown rapidly in recent years.

Acquisitions of 10-K Wizard LLC and InvestData

6.              Can you walk us through 10-K Wizard’s business model and whether the business was profitable? Will the business be contributing to earnings in 2009? Same questions for InvestData, the S. African fund database you recently purchased.

On December 4, we announced our acquisition of 10-K Wizard, a leading provider of SEC EDGAR (Electronic Data Gathering, Analysis, and Retrieval) filing research and alert services, for $12.5 million subject to working capital adjustments. 10-K Wizard sells to financial institutions via a Web-based platform. It also sells to other audiences, such as legal, tax, and accounting firms. The majority of 10-K Wizard’s business is generated by annual per-seat licenses. A smaller percentage of the business is based on enterprise and reseller agreements.

We generally don’t disclose financial metrics or comment on the expected contribution to earnings from acquired operations because of our policy of not giving financial forecasts, so we can’t comment on 10-K Wizard’s profitability or expected earnings impact in 2009.

On November 21, we announced a definitive agreement to acquire the business operations of InvestData (Proprietary) Limited, a leading provider of fund information in South Africa. We completed the acquisition on December 29.

InvestData has two distinct lines of business that generate all of its revenue. First, it maintains what we believe is the most comprehensive database of unit trusts for the South African market. The database covers nearly all available-for-sale funds in South Africa and Namibia (approximately 2,000 domestic funds and 1,000 offshore funds). It monetizes this data through a data feed package similar to Morningstar’s Licensed Data service. Second, it acts as the exclusive reseller for S&P Funds services software products in the South African market, including the AIM, Workstation, and Fund Expert products.

As with 10-K Wizard, we don’t plan to disclose information about InvestData’s profitability.

7.              How do you plan to improve 10-K Wizard and embed the firm’s offerings into your own, i.e. will it be included on Morningstar.com, the web-based research platforms like Morningstar Direct? How will fund filings augment the fund data/research you provide and how will public-company filings augment the stock research you provide? Will you be changing the business in some way to make it more scalable/profitable for you?

We expect to incorporate 10-K Wizard’s functionality in some of our products, but we haven’t disclosed any of the specifics. We’re continuing to evaluate how we might leverage the technology in our other products.

As you mention, we believe that 10-K Wizard’s capabilities complement Morningstar’s in several different ways. 10-K Wizard is a well-respected resource for financial research, and the acquisition aligns with our goal of bringing greater transparency to equity investments. The company has developed a robust and intuitive data mining application that allows users to easily search and retrieve information across different SEC filings and time periods. 10-K Wizard’s technology not only sheds light on stock investments, but can be applied to documents of all kinds, like mutual fund prospectuses.

As far as changing the business, we are not planning any major changes to the organization and plan to keep it as a stand-alone subsidiary operating in Dallas for the foreseeable future.

Non-U.S. Revenue

8.              You may not be able to answer this, but how long it might take for international revenues to comprise 40% to 50% of your total revenues?

We’re not going to give you an expected time frame for this because it would conflict with our policy of not giving financial forecasts, but we can give you some historical data. For the first nine months of 2008, international revenue made up about 24% of our consolidated revenue, compared with about 14% in 2003.

Acquisition of Tenfore Systems Limited

9.              What are the company’s core products/services in layman’s terms and who are their key competitors?

Tenfore’s flagship products include:

•                  Consolidated Real-Time Market Data Feed: A live data feed that covers exchange-traded equities, derivatives, commodities, futures, foreign exchanges, precious metals, news, company fundamentals, and analytics.

•                  QuoteSpeed Workstation: A front-end software terminal that combines Tenfore data with analytics and other features.

•                  Tenfore Intraday Exchange (TIX): Intraday and end-of-day snapshots and historical tick data services.

•                  Tenfore Direct Exchange (TDX): Managed service for hosted or ultra low latency requirements.

•                  Tenforex: Primary source of high-quality, real-time indicative pricing for global foreign currencies.

Some of the company’s key competitors include Thomson-Reuters, Interactive Data, SIX Telekurs Ltd, and Bloomberg.

10.       Who are Tenfore’s customers?

Tenfore has about 500 clients globally, including brokerage firms, investment banks, institutional investors, and trading firms. The company also sells to financial information and technology providers who redistribute its data. The majority of Tenfore’s client base is in the United Kingdom and Europe, with smaller percentages in the United States and Asia. Some of its clients include Barclays, Cantor Fitzgerald, ICAP, Equinet, Euronext, London Stock Exchange, Australian Stock Exchange, HSBC, ODL, Saxo Bank, Dubus,  Dexia Bank, Caixa Central, and QuoteMedia.

11.       Is the company profitable?

As mentioned in our response to question #6, we typically don’t disclose information about profitability for acquired companies.

12.       How does the company extend/improve your global offerings and earnings power/margins?

Tenfore is an important strategic acquisition for Morningstar. It provides an entry into a new area for us: offering global real-time stock quotes to our clients. Bringing our two companies together will expand Morningstar’s offerings to clients and position us as a stronger competitor for global real-time data.

Some key benefits of the acquisition include:

•                  Significantly broadens the scope, depth, and timeliness of our investment data. Morningstar will now offer real-time stock quotes from nearly all the world’s major stock exchanges.

•                  Leverages our existing client base and geographic presence with the ability to offer a key data feed to institutions around the world.

•                  Creates opportunity to serve a new, but related market; we estimate that the global market for real-time data totals approximately $1 billion.

•                  Supports our growth strategy to expand our international brand presence, products, and services.

•                  Potential to increase revenue by leveraging Morningstar’s name, stability and sales force.

13.       What percentage of revenue would Tenfore have comprised if it was part of Morningstar from Jan. 1 this year?

Because we’re not disclosing information about Tenfore’s revenue, we can’t really answer this question.

14.       Will Tenfore management remain in place?

Yes, we hope to keep the company’s management team in place.

15.       How would you summarize Tenfore’s business model and will that model and/or management be changing?

Tenfore’s revenue is primarily from selling subscription ticker feeds and financial data workstations. Most of its clients have annual subscription agreements that automatically renew.  Nearly 100% of the company’s revenue is recurring (except for short paid trials, historical and tick data sales, and one-time custom development).

The company’s major costs include license fees paid for distributing data from exchanges, per-feed royalties that are passed through from clients to the exchange, and communications and network infrastructure.

The company has a total of about 50 employees, primarily based in the United Kingdom. We hope to retain all of its employees, including CEO Gordon Bloor and COO Barry Woodward. We don’t plan to change the company’s business model or management team.

Timing of Renewals for Institutional Contracts

16.       Roughly what percentage of your institutional contracts are renewing in the next 6 months? You’ve noted that many of these customers opt for multi-year pacts, but given the near-term pressure on budgets it would be helpful to get a sense of how much of this business is repricing now. Separately, could you give us a sense of how many of these contracts renewing in the next 6 months are for data—where you seem to have less competition particularly for fund data/tools—and what percentage is for investment consulting—where it seems more customers could take that work in house?

About 20% of our institutional contracts (based on total contract value in dollars) are up for renewal in the six months between October 1 and March 31, 2009. These contracts cover various products, with roughly equal amounts in Licensed Data and Investment Consulting.

Morningstar Direct

17.       What is the definition of a Morningstar direct license - is it based on a seat/user or based on an overall client level?

We sell individual seat licenses for Morningstar Direct, with pricing based on the number of licenses purchased.

Morningstar Managed Portfolios and Managed Retirement Accounts

18.       Regarding your managed portfolios and retirement advice, please provide information on pricing (bps)? How many portfolio managers and financial advisors do you have?

For Morningstar Managed Portfolios, our management fee is based on a tiered schedule that depends on the client’s average daily portfolio balance. Fees for our mutual fund and exchange-traded fund portfolios generally range from 20 to 40 basis points, and we charge 55 basis points for the Select Stock Baskets. For the managed retirement accounts we offer through Advice by Ibbotson and Morningstar Retirement Manager, our fees vary by client, and we haven’t disclosed details about the range of fees.

The Morningstar Managed Portfolios team includes seven researchers and portfolio managers. We provide retirement advice both through Ibbotson Associates, which has 28 portfolio managers, analysts, and consultants, and Morningstar Associates, which has 15 consultants, senior consultants, and investment analysts.

Fees for Investment Consulting and Morningstar Managed Portfolios

19.       What are the fee ranges you charge for the Investment Consulting segment, as well as the Managed Portfolios?

Pricing for the consulting services we provide through both Morningstar Associates and Ibbotson Associates is based on the scope of work and the level of service required. In the majority of our contracts, we receive asset-based fees, reflecting our work as a portfolio construction manager or subadvisor for a mutual fund or variable annuity. We haven’t disclosed information about the range of asset-based fees for our Investment Consulting work.

As mentioned in our response to the previous question, we charge fees for Morningstar Managed Portfolios based on a tiered schedule that depends on the client’s average daily portfolio balance. Fees for our mutual fund and exchange-traded fund portfolios generally range from 20 to 40 basis points, and we charge 55 basis points for the Select Stock Baskets.

Revenue from Asset-Based Fees

20.       You note asset-based fees account for roughly 15% of total revenue, but this revenue includes business lines unrelated to asset management or consulting. Asset-based fees (as opposed to flat/retainer-based fees) account for roughly what percentage of revenue generated by your assets under advisement and/or assets under management?

Overall, asset-based fees made up about 60% of the combined revenue from Investment Consulting, managed retirement portfolios, and Morningstar Managed Portfolios (the three main areas where we earn asset-based fees) for the year-to-date period through Sept. 30, 2008. The only other area where we earn asset-based fees is our index business, which accounts for a smaller amount of revenue.

Financial Advisor Market Size

21.       How do you define “financial adviser”?

We define a financial advisor as a person employed to provide investment advice (including brokers, financial planners, wealth managers, and family offices), primarily to individuals. We don’t include secondary service providers such as insurance agents, accountants, and tax preparers, except to the extent that these professionals are also licensed to sell securities or provide investment advice. Our definition of financial advisor includes both independent financial advisors, who have primary responsibility for providing independent investment advice to his/her clients, and affiliated advisors, who are either employed by or affiliated with a financial advisory firm.

22.       By that definition, how many advisers are there in the US and how has that number typically grown over time?

The Financial Industry Regulatory Authority (FINRA) estimates that there were approximately 676,000 registered investment advisors as of November 2008, a slight increase from the total five years ago. The table below shows totals based on FINRA’s data for 2008 and the previous five years.

	2003	2004	2005	2006	2007	Nov. 2008
Member Firms	5,272	5,191	5,111	5,029	5,005	4,956
Branch Offices	92,861	96,970	106,855	169,477	171,287	173,867
Registered Reps	653,887	659,212	655,832	658,173	672,688	676,051

Source: FINRA

23.       Do you see the adviser population dropping right now or at least changing firms?

Anecdotally we know that many advisors are in transition as a result of mergers/acquisitions, layoffs, and/or personal choice. This is supported by what we’ve seen as an increase in recruitment advertising among custodians and independent broker-dealers. Typically advisors use these types of external drivers as an opportunity to reconsider whether they choose to work under an affiliated or independent model, so we may see some reallocation between the two types.

24.       What is the penetration rate you have in (for Advisor Workstation/Principia) in this community and how have those licenses grown or shrunk in bear markets before?

We estimate that we had customer relationships with about 190,000 financial advisors in the United States as of year-end 2007, so our penetration in this area is relatively strong. We have not seen license numbers contract in previous bear markets. For example, over the period from 2000 through 2002, subscriptions and licenses for Principia and Advisor Workstation both increased. It’s worth noting that that market downturn was less severe than what we’re seeing currently, though, and these products were both earlier in their product growth cycles at that time.

25.       How are renewals going in this area and is there pricing pressure as renewals come up?

We have seen a decline in retention rates for Principia, partly because of migration to Advisor Workstation. The majority of our Advisor Workstation clients are under multi-year contracts and therefore generally aren’t tied as directly to market trends. Renewal rates for Advisor Workstation remained relatively high for the year to date period through September 30, but declined compared with previous years. We’ve also seen a slight slowdown in the number of incremental users added to existing contracts and some pricing pressure on renewing contracts.

Morningstar Advisor Workstation Pricing

26.       What are the different price tiers for the US Advisor Workstation and how does the price tiering work - discounts offered based on what criteria and access to different content?

Morningstar Advisor Workstation is available in two editions: the Office Edition for independent financial advisors and the Enterprise Edition for financial advisors affiliated with larger firms. We generally charge $5,000 per user for an annual license for Office Edition.

Advisor Workstation Enterprise Edition includes a variety of modules, including Retirement Income Strategist, Retirement Income Education Center, Portfolio Builder, Hypothetical Illustrator, and a variety of tools to measure the relative cost and portfolio fit of various types of investments. These modules can be purchased as stand-alone products or combined as part of a full Workstation license. We typically charge about $3,100 per licensed user for a base configuration of Enterprise Edition, but pricing varies significantly based on the level of functionality and number of licensed users. For clients who purchase more limited tools-only licenses, the price per user is substantially less.

Morningstar.com

27.       We would be interested in getting price information for the Morningstar.com premium subscriptions annually over the last 10 years.

The table below shows prices for an annual Premium Membership for each of the past 10 years.

1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
$99	$99	$99	$109	$109	$115	$125	$135	$145	$159

28.       What is the approx split of the individual division revenues between advertising and premium subscriptions - how has this split changed over time.

For the first nine months of 2008, the mix was about two-thirds Premium revenue and one-third ad sales. Five years ago, the mix was closer to three-fourths Premium and one-fourth ad sales, so the percentage of revenue from ad sales has increased over time.

Morningstar Equity Research

29.       What is the future of your equity research effort post the expiration of the research-settlement contracts? Few independent stock research firms seem to have had widespread financial success. How many institutional clients (outside those related to the research settlement) currently pay for access to your equity research?

In addition to the Global Analyst Research Settlement, we include our equity research in a variety of products, including Morningstar.com Premium Service, our Institutional Equity Research Services, Morningstar Direct, and Morningstar Advisor Workstation. Following the end of the settlement period in July 2009, we plan to continue offering research on a wide range of companies as a core component of many Morningstar products. As one example, our stock analyst research is a vital part of the value proposition for Morningstar.com Premium service, and the revenue from this product already qualifies as financially successful in supporting our equity research efforts.

During 2008, we made several enhancements to our equity research offerings and also expanded our internal product infrastructure and sales staff for marketing our research services. In addition to our main target audiences of institutional investors and financial advisors, we’re looking at other target markets such as independent investment advisors, trust companies, trust and wealth management divisions of banks, and larger fund and asset managers.

We faced a difficult selling environment during the second half of 2008, when the budgets of many prospective clients were severely affected by the market downturn. Despite this, we closed some new accounts during this period, and our user count continues to increase. Overall, we currently reach several dozen non-settlement clients with our equity research. We reach clients in the United States, Australia, and other markets around the world.

Building a global equity capability with broad coverage has long been one of our strategic goals. We’re committed to providing the broad, high-quality coverage we’ve become known for as one of the largest providers of independent equity research. We’re also continuing to build our equity research capabilities outside the United States, so we see opportunities for our analyst team globally.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: January 2, 2009	By:	/s/ Richard E. Robbins
	Name:	Richard E. Robbins
	Title:	General Counsel and Corporate Secretary